## ***PROMISSORY NOTE- JTDIII***
## ***Indigo-Energy, Inc.***

$50,000 (Fifty Thousand Dollars)
**Principal Amount**

Dated: October 30, 2007
State of Nevada

**Funding Date**- On or before October 31, 2007
**Due Date** of Note February 29, 2008

FOR VALUE RECEIVED, Fifty Thousand Dollars ($50,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 **(Borrowers)** hereby promises to pay to the order of James T. Dunn, III **(Maker)** the sum of $50,000 (Fifty Thousand Dollars). Said sum shall be paid in the manner following:

This **Promissory Note** shall bear **Interest** at twenty percent (20%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

> Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive ten (10) shares of Borrower's common stock for each dollar amount of the Principal Amount within thirty (30) days of the receipt of funds, such stock to be restricted by Rule 144.

**Conversion Option** – At the Due Date of this Note, Maker may elect to convert the principal and interest due to additional shares of the Borrower's stock. If elected, the formula for conversion will be the average closing price **(Price)** of Borrower's stock for the ten (10) trading days immediately preceding the Due Date. The conversion shares issued will be at a twenty percent (20%) discount to that Price.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1- Breach of any condition of any of the security interest.
2- Upon the insolvency, dissolution, or liquidation of the Borrowers.

**Late Payment Provision** – If the Borrower fails to make payment within ten (10) days of the Due Date **(Default Date)**, Maker will receive a number of restricted shares equal in value to the original investment made. For example, if $100,000 was originally invested at the funding date, and assuming a Price of $.50, then Maker would receive an additional 200,000 shares of stock subject to the Rule 144 restriction. This Late Payment Provision will be applied every 30 days from Default Date until the Note is paid

in full. If partial payment is made to the Maker, than this formula will be applied to the outstanding balance left unpaid until paid in full.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV1-155-01-01
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax

Indigo-Energy, Inc.
Account # 005012537333
Wire Routing ABA # 026009593

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Steven P. Durdin, CEO
Indigo-Energy, Inc.

10/30/07
Date

Accepted by Maker:

James T. Dunn III

10/30/07
Date

151-56-8919
SSN